                                                                     Exhibit 4.2

                           THE GLOBAL CROSSING LTD.
                          DEFERRED COMPENSATION PLAN
                                FOR EXECUTIVES

                               TABLE OF CONTENTS

                                                                           Pages
                                                                           -----
ARTICLE 1    PURPOSE........................................................   1

ARTICLE 2    DEFINITIONS....................................................   1

ARTICLE 3    ADMINISTRATION OF THE PLAN.....................................   5
             3.1  Authority.................................................   5
             3.2  Administrator.............................................   5
             3.3  Limitation of Liability...................................   5
             3.4  Indemnification...........................................   5

ARTICLE 4    PARTICIPATION..................................................   5
             4.1  Eligibility...............................................   5
             4.2  Election to Participate...................................   6
             4.3  Deferrals.................................................   6
             4.4  Deferrals of Certain Company Stock........................   6

ARTICLE 5    ACCOUNTS.......................................................   7
             5.1  Accounts..................................................   7
             5.2  Earnings on Accounts......................................   7
             5.3  Changes in Earnings Crediting Options.....................   8
             5.4  Restrictions on Participant Direction.....................   8
             5.5  Valuation of Accounts.....................................   8
             5.6  Statement of Accounts.....................................   9
             5.7  Distributions from Accounts...............................   9
             5.8  Trusts....................................................   9

ARTICLE 6    DISTRIBUTION OF ACCOUNTS.......................................   9
             6.1  Election of Distribution Option...........................   9
             6.2  Distribution Upon Retirement..............................   9
             6.3  Distribution Upon Termination of Employment...............  10
             6.4  In-Service Distributions..................................  10
             6.5  Form of Payment...........................................  11

ARTICLE 7    SPECIAL DISTRIBUTIONS..........................................  11
             7.1  Financial Emergency.......................................  11
             7.2  On-Demand Distributions...................................  11

ARTICLE 8    DISABILITY.....................................................  12

                                      (i)

ARTICLE 9    DEATH BENEFITS.................................................  12
             9.1    Pre-Retirement Death Benefit............................  12
             9.2    Post-Retirement/Post Termination Death Benefit..........  13

ARTICLE 10   CLAIMS PROCEDURES..............................................  13
             10.1   In General..............................................  13
             10.2   Original Claim..........................................  13
             10.3   Review of Denied Claim..................................  14
             10.4   General Rules...........................................  14
             10.5   Limitations and Exhaustion..... ........................  15

ARTICLE 11   MISCELLANEOUS..................................................  15
             11.1   Amendment and Termination...............................  15
             11.2   Designation of Beneficiary..............................  15
             11.3   Limitation of Participant's Right.......................  16
             11.4   No Limitation on Corporation Actions....................  16
             11.5   Nonalienation of Benefits...............................  16
             11.6   Protective Provisions...................................  16
             11.7   Withholding Taxes.......................................  16
             11.8   Unfunded Status of Plan.................................  16
             11.9   Severability............................................  17
             11.10  Governing Law...........................................  17
             11.11  Headings................................................  17
             11.12  Gender, Singular and Plural.............................  17
             11.13  Notice..................................................  17
             11.14  Receipt and Release.....................................  17
             11.15  Limitation..............................................  17
             11.16  Facility of Payment.....................................  17
             11.17  Effective Date..........................................  18

                                     (ii)

                            THE GLOBAL CROSSING LTD.
                           DEFERRED COMPENSATION PLAN
                                 FOR EXECUTIVES


                                   ARTICLE 1
                                    PURPOSE

     The purpose of the Global Crossing Ltd. Deferred Compensation Plan for Executives (the "Plan") is to provide a means whereby Global Crossing Ltd. (hereinafter referred to as the "Company"), and its Affiliates may afford increased financial security, on a tax-favored basis, to a select group of key management employees of the Company and its Affiliates who have rendered and continue to render valuable services to the Company and its Affiliates, by providing for additional future compensation so that such employees may be retained and their productive efforts encouraged.

                                   ARTICLE 2
                                  DEFINITIONS

     2.1 "Account" means the account established and maintained by the Company for purposes of accounting for deferrals of Base Salary and Incentive Compensation by a Participant, adjusted periodically to reflect assumed investment return on such deferrals. An Account will be maintained solely as a bookkeeping entry by the Company to evidence unfunded obligations of the Company or an Affiliate.

     2.2 "Administrator" means the person or persons to whom the Committee has delegated the authority to take any or all action under the Plan otherwise to be taken by the Committee, except as may otherwise be required by law or under
Article 3.

     2.3 "Affiliate" means (a) any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414, and (b) any other entity that is designated as an Affiliate by the Board.

     2.4 "Base Salary" means, with respect to a Participant, such Participant's annual rate of base salary before reduction pursuant to this Plan or any plan or agreement of the Employer whereby compensation is deferred, including, without limitation, a plan whereby compensation is reduced in accordance with Code
Section 401(k) or reduced in accordance with Code Section 125.

     2.5 "Beneficiary" means the person or persons designated as such in accordance with Section 11.2.

     2.6 "Board" means the Board of Directors of the Company, as constituted from time to time.

     2.7  "Change in Control" means:

          (a) any Person (other than a Person holding securities representing ten percent (10%) or more of the combined voting power of the Company's outstanding securities as of July 1, 1998, the Company, any trustee or other fiduciary holding securities under any of the Company's employee benefit plans, or any company owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as their ownership of the stock of the Company) becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of the securities of the Company representing thirty percent (30%) or more of the combined voting power of then outstanding securities of the Company;

          (b) during any period of twenty-four (24) months (not including any period prior to July 1, 1998), individuals who at the beginning of such period constitute the Board, and any new director (other than (i) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this definition, (ii) a director nominated by a Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (iii) a director nominated by any Person who is the Beneficial Owner, directly or indirectly, of the securities of the Company representing ten percent (10%) or more of the combined voting power of the securities of the Company) whose election by the Board or nomination for election by the Company's shareholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

          (c) the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the Company's shareholders immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty five percent (65%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation in the same proportion such shareholders held the voting securities of the Company immediately prior to the merger or consolidation; or

          (d) the Company's complete liquidation or the sale or disposition by the Company of all or substantially all of the Company's assets, other than the Company's liquidation into a wholly-owned subsidiary.

     2.8 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.9  "Code Section 162(m) Limitation" means the limitation imposed under
Section 162(m) of the Code, as amended from time to time, on the amount of compensation that may be deducted by the Employer for Federal income tax purposes.

     2.10 "Committee" means the Compensation Committee of the Board or such other individuals as may be designated from time to time by the Board. Except as otherwise may be required under Article 3 or by applicable law, any function of the Committee may be delegated to the Administrator.

     2.11 "Company" means Global Crossing Ltd. and any successor to its business or assets, by operation of law or otherwise.

     2.12 "Company Stock Account" means the assumed investment alternative under which all deferrals and transfers, if any, of exercised stock options shall be deemed invested. Any amounts deemed invested in the Company Stock Account shall be valued as if deemed invested in Company common stock, and cannot be diversified into any other Earnings Crediting Option. Amounts deemed invested in the Company Stock Account shall be distributed solely in shares of Company common stock.

     2.13 "Disability" means a disability of a nature and duration that would qualify a Participant for benefits under the Global Crossing Ltd. Long Term Disability Plan, as amended from time to time, if he or she participated in such plan.

     2.14 "Earnings Crediting Options" means the options elected by the Participant from time to time pursuant to which earnings are credited to the Participant's Account. The Earnings Crediting Options shall be based upon actual investments designated by the Committee.

     2.15 "Effective Date" means the effective date of the Plan, which is June 1, 2000.

     2.16 "Eligible Employee" means an Employee who is a member of a select group of management or highly compensated Employees designated by the Committee as eligible to participate in the Plan.

     2.17 "Employee" means any person employed by an Employer on a regular full-time salaried basis.

     2.18 "Employer" means the Company and any of its Affiliates.

     2.19 "Enrollment Agreement" means the authorization form which an Eligible Employee files with the Committee or its designee to participate in the Plan with respect to a Plan Year.

     2.20 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     2.21 "Incentive Compensation" for any Plan Year means the annual bonus earned by the Participant, in whole or in part, on account of services rendered during a one (1) year period coinciding with the Plan Year or, if less, the period during which the Participant was employed.

     2.22 "Initial Enrollment Agreement" means the Enrollment Agreement with respect to the very first year of an Eligible Employee's Plan Participation.

     2.23 "In-Service" means while an Eligible Employee or a Participant is in Service with an Employer.

     2.24 "Participant" means an Eligible Employee who has filed a completed and executed Initial Enrollment Agreement with the Committee or its designee and who is participating in the Plan in accordance with the provisions of Article 4.

     2.25 "Plan" means the Global Crossing Ltd. Deferred Compensation Plan for Executives, as amended from time to time.

     2.26 "Plan Year" means the calendar year, except that the first Plan Year shall run from June 1, 2000, through December 31, 2000.

     2.27 "Retirement" means the termination of a Participant's Service with the Employer (i) for reasons other than death and (ii) after the date on which the Participant's age and years of Service total sixty (60) or more.

     2.28 "Service" means the period of time during which an employment relationship exists between an Employee and the Employer, including any period during which the Employee is on an approved leave of absence, whether paid or unpaid.

     2.29 "Termination Date" means the date of termination of a Participant's Service with the Employer.

     2.30 "Trust" means any trust or trusts established or designated by the Company to hold assets in connection with the Plan; provided, however, that the assets of such trust(s) shall remain subject to the claims of the general creditors of the Company in the event of an insolvency of the Company or, if applicable, its Affiliate(s). The Company or any Affiliate, as the case may be, shall be considered "insolvent" for purposes of this Plan and any Trust if (a) the Company or the Affiliate is unable to pay its debts as they become due, or
(b) the Company or the Affiliate is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

     2.31 "Valuation Date" means a date on which a Participant's Account is valued, which shall be the last business day of each calendar month, and such other dates as may be specified by the Committee.

                                   ARTICLE 3
                          ADMINISTRATION OF THE PLAN

     3.1  Authority.  Both the Committee and the Administrator (subject to the
          ---------
ability of the Committee to restrict the Administrator) shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms, and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any actions of the Committee or the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding on the Committee. The Committee and Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

     3.2  Administrator.  The Administrator shall be appointed by, shall remain
          -------------
in office at the will of, and may be removed, with or without cause, by the Committee. The Administrator may resign at any time. The Administrator shall not be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Administrator shall not receive any special compensation for serving in his or her capacity as Administrator but shall be reimbursed for any reasonable expenses incurred in connection therewith. No bond or other security need be required of the Administrator in any jurisdiction.

     3.3  Limitation of Liability.  Each member of the Committee and the
          -----------------------
Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Affiliate, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. To the maximum extent permitted by law, no member of the Committee or the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in good faith in connection with the interpretation and administration of the Plan.

     3.4  Indemnification.  To the maximum extent permitted by law, members of
          ---------------
the Committee and the Administrator shall be fully indemnified and protected by the Company with respect to any action taken or omitted in good faith in connection with the interpretation or administration of the Plan.

                                   ARTICLE 4
                                 PARTICIPATION

     4.1  Eligibility.  The Committee will notify each person of his or her
          -----------
eligibility to participate in the Plan.

     4.2  Election to Participate.  Except as otherwise provided by the
          -----------------------
Committee, any Eligible Employee may enroll in the Plan effective as of the first day of any Plan Year, by filing a completed and fully executed Initial Enrollment Agreement with the Committee prior to the beginning of such Plan Year. Following the initial Plan Year of participation, a Participant may elect to defer amounts to be earned in any subsequent Plan Year by filing an Enrollment Agreement with the Committee prior to the beginning of each such Plan Year. With respect to the first Plan Year, such Enrollment Agreement must be filed with the Committee (a) with respect to a deferral of Base Salary, within thirty (30) days following the later of the date an Employee first becomes an Eligible Employee or his or her receipt of enrollment forms and materials from the Committee, and (b) with respect to Incentive Compensation to be awarded for 2000, prior to September 15, 2000. Notwithstanding the foregoing, however, an Employee who first becomes an Eligible Employee after the start of a Plan Year may enroll in the Plan by filing a completed and fully executed Initial Enrollment Agreement with the Committee as soon as practicable (but in no event later than thirty (30) days) following the date on which such Employee first becomes an Eligible Employee.

     4.3  Deferrals.  Pursuant to an Enrollment Agreement, the Eligible Employee
          ---------
(a) shall elect (i) the percentages, in whole percentages not greater than seventy percent (70%), in the case of Base Salary, and one hundred percent (100%), in the case of Incentive Compensation, or (ii) flat dollar amounts within the limitations set forth in (i), by which the Base Salary and Incentive Compensation, respectively, of such Eligible Employee for the Plan Year will be reduced and (b) shall provide such other information as the Committee shall require. The Initial Enrollment Agreement shall also contain an election of the time and manner of distribution of the Participant's Account. With respect to the first Plan Year, Participants may make deferrals only with respect to Base Salary to be earned on or after June 1, 2000 and Incentive Compensation to be awarded for 2000. The maximum deferral percentages set forth above may be changed by the Committee. Notwithstanding anything in this Plan to the contrary, any election by a Participant to reduce his or her Base Salary or Incentive Compensation for any Plan Year which results in the reduction of such Base Salary and Incentive Compensation, in the aggregate, by an amount which is less than Twenty-Five Hundred Dollars ($2,500), or such other amount as the Committee may determine from time to time, shall not be given effect. In no event may a Participant's deferral elections result in a reduction of his or her nondeferred compensation for the period to an amount below that necessary to satisfy applicable employment taxes on deferred and nondeferred compensation, benefit plan withholding amounts, and income tax withholding for nondeferred compensation.

     4.4  Deferrals of Certain Company Stock.  The Committee, in its sole
          ----------------------------------
discretion, may permit a Participant to defer, consistent with the Plan, Company common stock issuable pursuant to certain exercised stock options, provided the plan(s) under the which the stock options were granted anticipate and provide for the deferral of receipt of stock under such plan(s) through such a transfer. Prior to any such deferral, the Participant must provide evidence satisfactory to the Committee that all criteria under the applicable stock option plan for the deferral of receipt of stock that would otherwise occur under such plan(s) have been satisfied. Upon any deferral under this Section 4.4, the Participant's interest in the deferred stock shall be represented solely by units of Company common stock and shall be held in the Company Stock Account.

Distribution of the units of Company common stock representing any deferral under this Section 4.4 shall occur in accordance with the provisions of Articles 6, 7, 8 and 9 of this Plan.

                                   ARTICLE 5
                                   ACCOUNTS

     5.1  Accounts.  The Committee shall establish and maintain a separate
          --------
Account for each Participant. The amount by which Base Salary and Incentive Compensation is reduced pursuant to Section 4.3 shall be credited by the Company to the Participant's Account no later than the first day of the month in which such Base Salary and Incentive Compensation would otherwise have been paid. Any amount once taken into account as Base Salary and Incentive Compensation for purposes of this Plan shall not be taken into account thereafter. The Participant's Account shall be reduced by the amount of any payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan. The Account of each Participant shall be fully (100%) vested and nonforfeitable at all times (except for early distribution penalties described in Section 7.2).

     5.2  Earnings on Accounts.
          --------------------

          (a)  Prior to a Participant's Death.  As of each Valuation Date
               ------------------------------
occurring prior to a Participant's death, a Participant's Account shall be credited with earnings (and losses) in accordance with the Earnings Crediting Options elected by the Participant from time to time. Participants may allocate their Account among the Earnings Crediting Options available under the Plan only in whole percentages of not less than one percent (1%). The rate of return, positive or negative, credited under each Earnings Crediting Option will be based upon the actual performance of the underlying investments upon which the Earnings Crediting Options are based, and shall equal the total return of such investment, net of any charges, including, without limitation, money management fees and fund expenses, as determined by the Company. Notwithstanding the foregoing, however, the Committee reserves the right, on a prospective basis, to add or delete Earnings Crediting Options, provided, however, that any such change in the Earnings Crediting Options available under the Plan will only affect the rate at which earnings will be credited to Participants' Accounts in the future, and will not affect the value of Participants' existing Accounts, including any earnings credited under the Plan up to the date of such change. Notwithstanding that the rates of return credited to Participants' Accounts under the Earnings Crediting Options are based upon the actual performance of the investments, the Company shall not be obligated to invest any Base Salary and Incentive Compensation deferred by Participants under this Plan, or any other amounts, in any such investments.

          (b)  Following a Participant's Death.  Effective as of the Valuation
               -------------------------------
Date occurring on or immediately following the death of a Participant (whether death occurs prior to or following termination of employment or Retirement), his or her Account shall no longer be valued in accordance with the Earnings Crediting Options but shall thereafter be credited with interest based on the One-Year U.S. Treasury Note Rate for the last business day of the month preceding the date of death, which rate shall be changed, as of the first Valuation Date of each calendar year thereafter until full distribution of the Participant's Account has occurred, to the One-Year U.S. Treasury Note Rate for the last business day of the immediately preceding calendar year.

          (c)  Company Stock.  Notwithstanding Sections 5.2(a) and (b) above, at
               -------------
all times a Participant's Company Stock Account shall reflect the actual number of shares of Company common stock deemed held in such Participant's Account. The value of such Company common stock shall be determined based on the closing NASDAQ price for a share of Company common stock on each Valuation Date. A Participant's deemed investment in Company common stock shall be adjusted to reflect stock splits, combinations or subdivisions of shares, recapitalization or other stock-related events that affect the number of shares of Company common stock. Any such stock-related event shall be reflected in the Participant's Company Stock Account as of the beginning of the first day of the month in which it occurs. Dividends paid on Company common stock, if any, shall be deemed paid in cash and deferred into the non-Company Stock Account portion of a Participant's Account, and shall be allocated among such Participant's Earnings Crediting Options in accordance with such Participant's investment elections in effect as of the date of payment of such dividend and be credited with earnings in accordance with Section 5.2(a) or (b), whichever is applicable.

     5.3  Changes in Earnings Crediting Options.  Subject to rules established
          -------------------------------------
by the Committee, a Participant may change the Earnings Crediting Options to which his or her Account is allocated, effective as of the first day of the calendar month next following the receipt by the Committee of the Participant's
election, in such form as may be specified by the Committee.   Each such change
may include (a) reallocation of the Participant's existing Account in increments of one percent (1%) of the amount allocated to a particular Earnings Crediting Option, or such minimum or maximum amount as may be established by the Committee, and/or (b) change in investment allocation of amounts to be credited to the Participant's Account in the future, as the Participant may elect. Notwithstanding any of the foregoing, deferrals, if any, of Company common stock issuable pursuant to certain exercised stock options always shall be deemed to be invested in the Company Stock Account and may not be allocated or reallocated to any other Earnings Crediting Option.

     5.4  Restrictions on Participant Direction.   The provisions of Sections
          -------------------------------------
5.2 and 5.3 notwithstanding, the Committee may restrict or prohibit reallocation of amounts deemed invested in specified Earnings Crediting Options, and subject such amounts to other restrictions, in order to conform to restrictions applicable to any amount deferred under the Plan and resulting in such deemed investment, to comply with any applicable law or regulation, or for such other purpose as the Committee may determine is not inconsistent with the Plan.

     5.5  Valuation of Accounts.  As of each Valuation Date, a Participant's
          ---------------------
Account shall be adjusted to reflect all amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.2 as of such Valuation Date, less the amounts theretofore deducted from such Account.

     5.6  Statement of Accounts.  The Committee shall provide to each
          ---------------------
Participant, not less frequently than semiannually, a statement in such form as the Committee deems desirable setting forth the balance standing to the credit of each Participant in his or her Account.

     5.7  Distributions from Accounts.  Any distribution made to or on behalf of
          ---------------------------
a Participant from his or her Account in an amount which is less than the entire balance of any such Account shall be made pro rata from each of the Earnings Crediting Options to which such Account is then allocated.

     5.8  Trusts.  The Committee may, in its discretion, establish one or more
          ------
Trusts and deposit therein cash or other property in amounts not exceeding the amount of the Company's obligations with respect to a Participant's Account established under this Section 5.

                                   ARTICLE 6
                           DISTRIBUTION OF ACCOUNTS

     6.1  Election of Distribution Option.  In the Initial Enrollment Agreement
          -------------------------------
filed by an Eligible Employee with the Committee for participation in the Plan, such Eligible Employee shall elect the manner in which the amounts to be deferred to his or her Account will be distributed. Amounts deferred shall not be distributable until the Participant's Retirement, in which case distribution shall occur in accordance with Section 6.2, or earlier termination of employment, in which case distribution shall occur in accordance with Section
6.3. Once an Initial Enrollment Agreement, properly completed, is received by the Company, the elections of the Participant with respect to manner of payment (i.e., lump sum or number of periodic payments) shall be irrevocable; provided, however, that the Committee may, in its discretion, permit a Participant to change the manner of distribution to another permitted manner by filing a later election form; and provided, further, that any election to change the manner of a distribution must be made (i) one time only; (ii) only while the Participant is an active Employee of the Company or an Affiliate, and (iii) at least one (1) full Plan Year prior to the date such amounts otherwise would be payable. Notwithstanding the above, an Eligible Employee shall be entitled, in his or her Initial Enrollment Agreement, to elect one or more future Valuation Dates on which such Participant shall receive In-Service Distribution(s), in accordance with Section 6.4.

     6.2  Distributions Upon Retirement.   In the case of a Participant whose
          -----------------------------
Service with the Employer terminates on account of his or her Retirement, all amounts in the Participant's Account shall be distributed (a) in a lump sum, or
(b) in no more than fifteen (15) annual installments, as elected by the Participant in his Initial Enrollment Agreement. Unless the Participant elects, on his or her Initial Enrollment Agreement, to defer commencement of distribution for up to five (5) years following Retirement, (i) any lump sum benefit payable in accordance with this Section 6.2 shall be paid not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's Retirement, in an amount equal to the value of such Account as of the Valuation Date immediately preceding the date of payment, and (ii) annual installment payments, if any, shall commence not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's Retirement, in an amount equal to (A) the value of such portion of the Account as of the Valuation Date immediately preceding the date of payment, divided by (B) the number of annual installment payments elected by the Participant in his or her Initial Enrollment Agreement. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (x) the value of such Account as of the Valuation Date immediately preceding the date of payment divided by (y) the number of installments remaining.

     6.3    Distributions Upon Termination of Employment.  In the case of a
            --------------------------------------------
Participant whose Service with the Employer terminates prior to his or her Retirement, other than on account of his or her Disability or death, all amounts in such Participant's Account shall be distributed (a) in a lump sum as soon as practicable following the Participant's Termination Date or (b) in no more than five (5) annual installments, as elected by the Participant in his or her Initial Enrollment Agreement. Any lump sum benefit payable in accordance with this Section 6.3 shall be paid not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's Termination Date, in an amount equal to the value of such Account as of the Valuation Date immediately preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's Termination Date in an amount equal to
(i) the value of such portion of the Account as of the Valuation Date immediately preceding the date of payment, divided by (ii) the number of annual installment payments elected by the Participant in his or her Initial Enrollment Agreement. The remaining annual installments shall be paid not later than January 31 of each succeeding year in an amount equal to (x) the value of such Account as of the Valuation Date immediately preceding the date of payment divided by (y) the number of installments remaining. Distributions upon termination on account of Disability will be made in accordance with Article 8 of this Plan and distributions made on account of death will be made in accordance with Article 9 of this Plan.

     6.4    In-Service Distributions.  (a)  In a Participant's Initial
            ------------------------
Enrollment Agreement, a Participant may elect one or more future Valuation Dates on which such Participant shall receive In-Service Distribution(s), payable in one lump sum, of either (i) a specified percentage of such Participant's Account as of such date or (ii) a specified dollar amount, which percentage(s) or dollar amount(s) shall be set forth on the Initial Enrollment Agreement; provided, however, that (A) the first date elected for such an In-Service Distribution may not occur prior to the first Valuation Date following the Participant's completion of three (3) full Plan Years of Participation, (B) only one such In-Service Distribution may occur in any one Plan Year, and (C) no In-Service Distribution shall include any amounts (or earnings thereon) which have been deferred for fewer than three (3) full Plan Years.

            (b) The In-Service Distribution elections of the Participant under this Section 6.4 shall be irrevocable; provided, however, that a Participant may extend his or her In-Service Distribution elections to a Valuation Date(s) no earlier than two (2) full Plan Years following the originally designated date(s) or revoke such In-Service Distribution elections in their entirety by filing a later election form with the Committee, and provided, further, that such an extension or revocation election may be made (i) one time only; (ii) only while the Participant is an active Employee at the Company or an Affiliate and (iii) at least one (1) full Plan Year prior to the Valuation Date such amounts otherwise would be payable.

            (c) Notwithstanding the foregoing, however, to the extent a Participant's compensation (as defined in Code Section 162(m) and any regulations promulgated thereunder) in any Plan Year in which the Participant is to receive a distribution of all or a portion of his Account is subject to the Code Section 162(m) Limitation, the amount of any such distribution from the Participant's Account shall be reduced so as not to exceed such limitation. The remaining balance of such portion of the Participant's Account not distributed to the Participant because of the immediately preceding sentence shall be distributed to the Participant in succeeding Plan Years to the maximum extent possible without exceeding the Code Section 162(m) Limitation for such years, until such remaining balance is fully distributed.

     6.5    Form and Manner of Payment.   All distributions and withdrawals,
            --------------------------
other than those made from the Company Stock Account, shall be made in cash. Distributions from the Company Stock Account shall be made in shares of Company common stock.

                                   ARTICLE 7
                             SPECIAL DISTRIBUTIONS

     7.1    Financial Emergency.  Other provisions of the Plan notwithstanding
            -------------------
(except for Section 6.4(c)), if, upon the written application of a Participant, the Committee determines that the Participant has a financial emergency of such a substantial nature and beyond the individual's control that payment of amounts previously deferred under the Plan is warranted, the Committee may direct the immediate lump sum payment to the Participant of the applicable portion of the Participant's Account. If a Participant receives a distribution due to financial emergency, such Participant's deferrals under Section 4 will then cease, and the Participant may not again elect to defer Base Salary or Incentive Compensation under this Plan until the enrollment period for the Plan Year that begins at least twelve (12) months after such distribution. A Beneficiary of a deceased Participant also may request an early distribution for financial emergency.

     7.2    On Demand Distributions.  Prior to the date otherwise scheduled for
            -----------------------
payment under the Plan, a Participant may, subject to Section 6.4(c), request a withdrawal of all or a portion of his or her Account by filing a request with the Committee specifying the amount of the Account to be so withdrawn. Payment of such amount, adjusted by the amount to be forfeited pursuant to paragraph (a) below, shall be made as of the Valuation Date as soon as administratively practicable after such request is received, and shall be subject to the following:

            (a) A penalty equal to ten percent (10%) of the requested withdrawal amount shall be debited to the Participant's Account and permanently forfeited to the Employer.

            (b) Any request submitted under this Section 6.5 following the termination of the Participant's employment for any reason (including his or her Retirement) must be for withdrawal of the Participant's entire remaining Account balance, which shall then be paid to the Participant in a lump sum.

            (c) Any deferral election under Section 4 in effect at the time a Participant receives a distribution in accordance with this Section 7.2 shall thereafter be void and all deferrals of such Participant to this Plan shall immediately cease.

            (d) The Participant shall not be eligible to file a new deferral election until the enrollment period for the Plan Year that begins at least twelve (12) months after such distribution.

            (e) The minimum amount payable under this Section 7.2 shall be the greater of $5,000 or five percent (5%) of a Participant's Account, or the entire Account balance if less.

                                   ARTICLE 8
                                  DISABILITY

     In the event a Participant incurs a Disability, the Participant's right to make any further deferrals under this Plan shall terminate as of the date for which the Participant first receives benefits under the Global Crossing Ltd. Group Long-Term Disability Insurance Plan, as amended from time to time. The Participant's Account shall continue to be credited with earnings in accordance with Section 5.2 until such Account is fully distributed. Upon the termination of a Participant's employment on account of a Disability, such Participant's Account, if any, shall be distributed to the Participant in accordance with
Section 6.2, as if the Participant had terminated on account of Retirement, and distributions shall commence as soon as administratively practicable following the Participant's effective date of termination on account of Disability, but in no event later than January 31 of the Plan Year immediately following the Plan Year in which the Participant's termination on account of Disability occurs.
For purposes of the death benefit under Article 9, a termination of Service on account of Disability shall be treated as Retirement.


                                   ARTICLE 9
                                DEATH BENEFITS

     9.1    Pre-Retirement Death Benefit.  (a)  In the event of the death of a
            ----------------------------
Participant who was in active Service with an Employer at the time of his or her death, the Participant's Beneficiary shall receive, in the form of compensation, a "Pre-Retirement Death Benefit" equal to (i) the Participant's full Account balance, plus (ii) an amount equal to three (3) times the aggregate Base Salary and Incentive Compensation deferrals (to the extent such aggregate deferrals do not exceed $1 million) allocated (without regard to any investment experience) to a Participant's Account and not subsequently withdrawn by the Participant. Notwithstanding the above, in the event of the Participant's suicide within two
(2) years following the Participant's commencement of participation in the Plan, the benefit payable shall be limited to the Participant's Account balance.

            (b) The Pre-Retirement Death Benefit shall be distributed (i) in a lump sum as soon as practicable following the Participant's death or (ii) in no more than five (5) annual installments, as elected by the Participant in his or her Initial Enrollment Agreement. Once an Initial Enrollment Agreement, properly completed, is received by the Company, the elections of the Participant with respect to permitted manner of payment of the Pre-Retirement Death Benefit (i.e., lump sum or up to five (5) annual installments) shall be irrevocable; provided, however, that the Committee may, in its discretion, permit a Participant to change the manner of distribution by filing a later election form; and provided, further, that an election to change the manner of a distribution may be made (x) one time only; (y) during the Participant's lifetime and only while the Participant is an active Employee of the Company or an Affiliate; and (z) at least one (1) full Plan Year prior to the date such amounts otherwise would be payable.

            (c)  Any lump sum benefit payable in accordance with this Section
9.1 shall be paid as soon as possible following the Participant's death, but in no event later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's death, in an amount equal to the value of the Pre-Retirement Benefit as of the Valuation Date immediately preceding the date of payment. Annual installment payments, if any, shall commence not later than January 31 of the Plan Year following the Plan Year in which occurs the Participant's death. The amount of any annual installment benefit payable in accordance with this Section 9.1 shall equal (i) the value of the Pre-Retirement Death Benefit as of the Valuation Date immediately preceding the date on which such installment is paid, divided by (ii) the number of annual installments remaining to be paid pursuant to the election of the Participant. Notwithstanding the above, such portion of the Participant's Account that is held in the Company Stock Account shall be distributed in Company common stock.

     9.2    Post-Retirement or Post-Termination Death Benefit.  In the event a
            -------------------------------------------------
Participant dies (a) after Retirement or (b) following the termination of his or her employment prior to Retirement, the Participant's Account balance shall be paid, or shall continue to be paid, to the Participant's Beneficiary, at such times and in such amounts as would have been paid to the Participant had he or she survived.

                                  ARTICLE 10
                               CLAIMS PROCEDURES

     10.1   In General.  The claims procedure set forth in this Article 10 shall
            ----------
be the exclusive administrative procedure for the disposition of claims for benefits arising under this Plan.

     10.2   Original Claim.  Any person may, if he or she so desires, file with
            --------------
the Committee a written claim for benefits under this Plan. Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee shall state in writing:

            (a)  the specific reasons for the denial;

            (b) the specific references to the pertinent provisions of the Plan on which the denial is based;

            (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

            (d)  an explanation of the claims review procedure set forth in this
Article 10.

     10.3   Review of Denied Claim.  Within sixty (60) days after receipt of
            ----------------------
notice that the claim has been denied in whole or in part, the claimant may file with the Committee a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing special circumstances requiring a specified amount of additional time (but not more than one hundred twenty (120) days from the date the request for review was filed) to reach a decision on the request for review.

     10.4   General Rules.
            -------------

            (a) No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure set forth herein. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee on request.

            (b) All decision on original claims or denied claims shall be made by the Committee.

            (c) The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

            (d) A claimant may be represented by a lawyer or other representative (at the claimant's own expense), but the Committee reserves the right to require the claimant to furnish written authorization. A claimant's representative shall be entitled, upon request, to copies of all notices given to the claimant.

            (e) The decision of the Committee on a claim or on a request for review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

            (f) Prior to filing a claim or a request for review of a denied claim, the claimant or his representative shall have a reasonable opportunity to review a copy of the Plan and all other pertinent documents held by the Committee.

            (g) The Committee may permanently or temporarily delegate its responsibilities under this claims procedure to an individual or a committee of individuals.

     10.5   Limitations and Exhaustion.
            --------------------------

            (a)  Limitations. No claim shall be considered under these
                 -----------
administrative claims procedures unless it is filed with the Committee within one (1) year after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based. Every untimely claim shall be denied by the Committee without regard to the merits of the claim. No legal action (whether arising under Section 502 or Section 510 of ERISA or under any other legal statute or non-statutory law) may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of (i) two (2) years after the claimant knew (or reasonably should have known) of the principal facts on which the claim is based, or (ii) ninety (90) days after the claimant has exhausted these administrative claims procedures. Knowledge of all facts that a Participant knew (or reasonably should have known) shall be imputed to each claimant who is or claims to be a Beneficiary of the Participant (or otherwise claims to derive an entitlement by reference to a Participant) for the purpose of applying the one
(1) year and two (2) year periods.

            (b)  Exhaustion Required. The exhaustion of these administrative
                 -------------------
claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:

                 (i) no claimant shall be permitted to commence any legal action relating to any such claim or dispute (whether arising under Section 502 or 510 of ERISA or under any other statute or non-statutory law) unless a timely claim has been filed under these administrative procedures and these administrative procedures have been exhausted; and

                 (ii) in any such legal action, all explicit and implicit determinations by the Committee (including, but not limited to, determinations as to whether the claim was timely filed) shall be afforded the maximum deference permitted by law.

                                  ARTICLE 11
                                 MISCELLANEOUS

     11.1   Amendment and Termination.  The Plan may be amended, suspended,
            -------------------------
discontinued or terminated at any time by the Board, or by any other entity authorized by the Board, provided, however, that no such amendment, suspension, discontinuance or termination shall reduce (a) the balance of a Participant's Account or (b) the amount of any amount deemed accrued with respect to the death benefit payable under Section 9.1, as of the effective date of such amendment, suspension, discontinuance or termination. In the event of termination of the Plan, the Board may require such amounts to be distributed after the termination, on a date or dates selected by the Board.

     11.2   Designation of Beneficiary.  Each Participant may designate a
            --------------------------
Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made hereunder following the Participant's death. Such designation may be changed or canceled at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant's estate. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise.

     11.3   Limitation of Participant's Right.  Nothing in this Plan shall be
            ---------------------------------
construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the right of the Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.

     11.4   No Limitation on Corporation Actions.  Nothing contained in the Plan
            ------------------------------------
shall be construed to prevent the Employer from taking any corporate action which is deemed by it to be appropriate or in its best interest. No Participant, Beneficiary or other person shall have any claim against the Employer as a result of any such action.

     11.5   Nonalienation of Benefits.  Except as expressly provided herein, no
            -------------------------
Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant's interest under the Plan. The Company's obligations under this Plan are not assignable or transferable except to (a) a corporation which acquires all or substantially all of the Company's assets or (b) any corporation into which the Company may be merged or consolidated. The provisions of the Plan shall inure to the benefit of each Participant and the Participant's Beneficiaries, heirs, executors, administrators or successors in interest.

     11.6   Protective Provisions.  Each Participant shall cooperate with the
            ---------------------
Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Employer may deem necessary and taking such other relevant action as any be requested by the Employer. If a Participant refuses to cooperate, the Employer shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the then current balance of the Participant's Accounts.

     11.7   Withholding Taxes.  The Company may make such provisions and take
            -----------------
such action as it may deem necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Plan, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Participant (or his Beneficiary). Each Participant, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

     11.8   Unfunded Status of Plan.  The Plan is intended to constitute an
            -----------------------
"unfunded" plan of deferred compensation for Participants. Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made, except that the Company or an Affiliate may form a grantor trust or trusts to assist it in meeting its obligations hereunder. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     11.9   Severability.  If any provision of this Plan is held unenforceable,
            ------------
the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

     11.10  Governing Law.  The Plan shall be construed in accordance with
            -------------
and governed by the laws of the State of New York, without reference to the principles of conflict of laws.

     11.11  Headings.  Headings are inserted in this Plan for convenience of
            --------
reference only and are to be ignored in the construction of the provisions of the Plan.

     11.12  Gender, Singular and Plural.  All pronouns and any variations
            ---------------------------
thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

     11.13  Notice.  Any notice or filing required or permitted to be given to
            ------
the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to such person or entity as the Committee may designate from time to time. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

     11.14  Receipt and Release.  Payments (in any form) to any Participant or
            -------------------
Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the awards or other compensation deferred and relating to the Account to which the payments relate against the Company or any Affiliate, the Administrator, or the Committee, and the Committee may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.

     11.15  Limitation.  A Participant and his or her Beneficiary shall assume
            ----------
all risk in connection with any decrease in value of the Participant's Account, and neither the Company, the Committee nor the Administrator shall be liable or responsible thereof.

     11.16  Facility of Payment.  In case of the legal disability, including
            -------------------
minority, of a Participant or Beneficiary entitled to receive any distribution under this Plan, if the Committee shall be advised of the existence of such condition, payments due hereunder shall be made:

            (a) to the duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary; or

            (b) to a person or institution entrusted with the care or maintenance of the incompetent or disabled Participant or Beneficiary, provided such person or institution has satisfied the Committee that the payment will be used for the best interest and assist in the care of such Participant or Beneficiary, and provided further, that no prior claim for said payment has been made by a duly appointed guardian, conservator or other legal representative of such Participant or Beneficiary.

Any payment made in accordance with the foregoing provisions of this section shall constitute a complete discharge of any liability or obligation of the Company or any Employer therefor.

     11.17  Effective Date.  The Plan shall be effective as of June 1, 2000.
            --------------